Exhibit 10.6

SHARED SERVICES AGREEMENT

between

BIG WEST OIL OPERATING, LP

and

BIG WEST OIL, LLC

__________________, 2008

-i-

ARTICLE 6 TAXES

6.1	Embedded Tax Amounts	14
6.2	Income Taxes	14

ARTICLE 7 TERMINATION

7.1	Term	14
7.2	Termination	14
7.3	Self Help	15
7.4	General Obligations	15

ARTICLE 8 ACCESS TO REFINERY

ARTICLE 9 PAST DUE AMOUNTS

ARTICLE 10 INDEMNIFICATION

10.1	By Big West	16
10.2	By Owner	17
10.3	Procedures Relating to Indemnification	17

ARTICLE 11 FORCE MAJEURE

11.1	Force Majeure Event	18
11.2	Force Majeure Notice	18

ARTICLE 12 OTHER PROVISIONS

12.1	Assignment	18
12.2	Notices	18
12.3	Severability	19
12.4	Entire Agreement	19
12.5	No Modification	19
12.6	No Waiver	20
12.7	Safety Regulations	20
12.8	Relationship of Parties	20
12.9	Governing Law	20
12.10	Dispute Resolution	21
12.11	Waiver of Consequential Damages	22
12.12	Set Off	22

2

Attachment I	-	Definitions

Schedules:

Schedule 1	-	Facilities
Schedule 2	-	Common Facilities
Schedule 3	-	Common Facilities Services
Schedule 4	-	Big West Refinery
Schedule 5	-	Utility Services
Schedule 6	-	Accounting Procedures

SHARED SERVICES AGREEMENT

THIS SHARED SERVICES AGREEMENT is made effective as of _____________, 2008, by and between Big West Oil Operating, LP, a Delaware limited partnership (“Owner”), and Big West Oil, LLC, a Utah limited liability company (“Big West”). Owner and Big West are sometimes referred to herein separately as “Party” or collectively as the “Parties”.

RECITALS

Owner is owner of the Refinery and Big West is the owner of the adjacent Big West Refinery and the Common Facilities. The Refinery is currently connected to and has been operated on an integrated basis with the Big West Refinery. In order to continue to operate the Refinery and the Big West Refinery on a coordinated basis, Owner and Big West have agreed to common use of Common Facilities and Utility Services, and Big West has agreed to provide certain other services to Owner in accordance with the terms of this Agreement.

Concurrent with the execution of this Agreement, Owner and Big West will enter into the Related Agreements and the Omnibus Agreement.

AGREEMENT

NOW, THEREFORE, Owner and Big West hereby agree as follows:

Capitalized terms in this Agreement shall have the meanings set forth or referred to in Attachment I hereto and the rules of interpretation set forth in Attachment I shall apply to this Agreement.

ARTICLE 1

ENGAGEMENT AND RELATIONSHIP OF PARTIES

1.1 Engagement of Big West. Subject to the terms of this Agreement, Owner hereby engages Big West to perform the Common Facilities Services and the Shared Services and make available the Utility Services. Owner hereby authorizes Big West to perform all acts that are necessary or appropriate in Big West’s reasonable judgment to perform the Services and Big West hereby accepts such engagement and agrees to perform all acts necessary or appropriate in Big West’s reasonable judgment to perform the Services, all in accordance with the terms and conditions and subject to the limitations set forth in this Agreement.

1.2 Common Facilities Services. Big West hereby grants Owner full and free access to and use of the Common Facilities in accordance with Big West’s policies, procedures and requirements and at all times in accordance with the terms of this Agreement, as necessary or appropriate for Owner to operate the Refinery; provided that such access shall not materially and unreasonably interfere with the operations of the Big West Refinery. Big West shall have the responsibility for maintaining the Common Facilities for use by the Big West Refinery and the Refinery, including the following services and those listed on Schedule 3 (collectively, the “Common Facilities Services”):

(a) issuing and enforcing safety and environmental policies, procedures and requirements and other activities relating to the Common Facilities, and training employees of Big West, Owner, their Affiliates or their subcontractors with respect thereto;

1

(b) training all employees of Big West and its Affiliates employed in connection with the operation and maintenance of the Common Facilities;

(c) performing safety reviews associated with the Common Facilities in accordance with the applicable policies, procedures and requirements;

(d) taking all commercially reasonable actions necessary to keep the Common Facilities in sound operating condition and preparing and maintaining daily operating logs and records regarding the operation and maintenance of the Common Facilities in accordance with the policies, procedures and requirements of this Agreement;

(e) providing such information for technical evaluation of the Common Facilities as may be reasonably requested by Owner subject to the terms and conditions of this Agreement at Owner’s sole cost and expense;

(f) carrying out such periodic performance tests of the Common Facilities as reasonably required to operate the Common Facilities in accordance with this Agreement and recommending to Owner any remedial action that Big West considers necessary or prudent to correct any operational deficiencies revealed by analysis of the test results or otherwise discovered during operation of the Common Facilities, and, at Owner’s sole cost and expense, carrying out such additional tests as Owner may reasonably request (provided that such additional tests do not materially and unreasonably interfere with Big West’s operation of the Big West Refinery);

(g) managing, organizing and supervising any contracted and subcontracted maintenance, repair and testing services used to carry out scheduled inspections, periodic overhauls, scheduled and unscheduled maintenance, and any major breakdown repairs of the Common Facilities;

(h) advising Owner by telephone (with confirmation in writing) as soon as practicable of the occurrence of any event or the reasonable probability of occurrence of any event (including a Force Majeure Event) that could have a material adverse effect or has had a material adverse effect on the operation and maintenance of the Common Facilities;

(i) maintaining accounting records regarding the Common Facilities Services in accordance with this Agreement;

(j) promptly notifying Owner of all material defects in the Common Facilities; and

(k) procuring of all goods and services necessary to maintain the Common Facilities; using all commercially reasonable efforts to obtain all items and services required for operation and maintenance of the Common Facilities (including spare parts) at a price and cost which are reasonable with regard to the functional life of service, taking into account quality and safety; and storing all items so procured in accordance with the same practices and procedures used by Big West in connection with the storage of similar items for the Big West Refinery.

1.3 Shared Services. Owner hereby engages Big West to provide the services described in this Section 1.3, including all necessary or desirable services in connection therewith, for the benefit of the Big West Refinery and the Refinery (collectively, the “Shared Services”)

(a) maintaining or causing to be maintained;

(i) all roads, easements, yards, parking areas, walkways, environmental compliance equipment and utilities located on or at the Common Facilities or necessary for access to or for the operation and maintenance of the Refinery and the Common Facilities; and

(ii) fire protection, health equipment and safety equipment required in connection with the operation and maintenance of the Refinery and the Common Facilities;

(b) providing or causing to be provided reasonably adequate security, fire fighting, wastewater treatment and emergency response services (including fire brigade, rescue and hazmat teams) for the Refinery and the Common Facilities in accordance with standards established by Applicable Law and not less than the quality being used in the operation of the Common Facilities and the Refinery as of the date of this Agreement, and as otherwise mutually agreed upon by the Parties;

(c) providing housekeeping services for the Refinery and Common Facilities, including HVAC, janitorial services, weed control, and trash pickup.

1.4 Utility Services.

(a) Big West is a party to various contracts with Utilities and other parties pursuant to which the Refinery and the Big West Refinery receive electricity, natural gas, water and other utility services described on Schedule 5 (collectively, the “Utility Services”) necessary to operate and maintain the Refinery, the Big West Refinery and the Common Facilities. Subject to the terms and provisions of this Agreement, Big West shall use commercially reasonable efforts to make available to Owner electricity, natural gas (for Purges), fuel gas, boiler feed water, cooling water, potable water and such other services as may be needed to operate the Refinery. The quality, standards and specifications for such Utility Services shall be suitable for the operation of the Common Facilities and the Refinery in accordance with standards and quality being used in the operation of the Common Facilities and the Refinery as of the date of this Agreement or as may be reasonably requested by Owner based upon changed needs. It is understood that the Utility Services are furnished by outside providers who supply services to the Big West Refinery and that Owner shares the expense related to such services in accordance with this Agreement. Big West is not a public utility or a common carrier and does not sell, provide or furnish utility services or utilities, and is not in the business of selling, providing or furnishing such services or utilities, but rather shares the costs thereof in accordance with this Agreement.

(b) Owner shall provide Big West with timely information regarding any changes in Owner’s requirements for Utility Services, Big West shall consult with Owner and consider Owner’s interest on an equal footing along with Big West’s interests concerning any negotiations with third parties from whom Big West obtains or proposes to obtain Utility Services relating to the Common Facilities or the Refinery.

(c) Big West shall not enter into contracts with third Persons with respect to the provision of Utility Services to the Refinery without the prior written consent of Owner, which consent shall not be unreasonably withheld. At the request of Owner, Big West shall use commercially reasonable efforts to (i) add Owner as a party to Big West’s utility contract or (ii) reach a mutually acceptable accommodation with one or more of Big West’s utility providers whereby each Party would be able to receive utility services on an individual basis.

(d) Notwithstanding anything to the contrary, in the event that Big West’s delivery of electricity, water or other Utility Service to Owner is challenged before a judicial, regulatory or administrative body and Big West determines, in its sole judgment, that it is likely that such body will determine that, in connection with such challenge, Big West or its affected Affiliate will be subject to regulation under Applicable Law as a consequence of such delivery of electricity, water or other Utility Service (including the regulation or classification of Big West or such Affiliate, as the case may be, as a “utility,” “public utility,” “retail public utility,” “electric utility,” “retail electric utility,” “common carrier,” “water and sewer utility” or similar designation), then Big West and Owner will cooperate in an attempt to restructure the provision of such Service in a manner which will not subject Big West to such regulation (provided that any such restructure does not materially and unreasonably interfere with Big West’s or Owner’s operations or cause significant net economic detriment to Big West or Owner). If such restructuring efforts are unsuccessful or not reasonably practicable, then Big West shall have the right to require Owner to obtain from a third party such electricity, water or other Utility Service that would cause Big West to be subject to regulation as a utility, and Big West will cooperate with Owner in connection therewith and shall grant such access rights or similar rights as may be necessary for such Utility Service to be so provided to Owner. In the event that a challenge proceeds despite restructuring, then Big West will provide notice to Owner of any such challenge and Big West and Owner will cooperate to resist the challenge. The cost of resisting such challenge pursuant to a mutually agreed upon course of action shall be paid equally by Big West and Owner. Any penalty, fee or fine imposed on Big West or its Affiliate, as a result of Big West’s delivery of electricity, water or other Utility Service to Owner shall be shared pro rata by Big West and Owner in proportion to the consumption of the Utility Service being challenged. If such challenges and restrictions are removed, pursuant to appeal or otherwise, so that Big West and its Affiliates will not be subject to such regulation, Owner will resume receipt of the affected Utility Service in accordance with the terms of this Agreement.

(e) If Big West becomes aware of any planned or actual outage or involuntary reduction with respect to any of the Utility Services, Big West shall promptly give notice thereof to Owner and Big West shall coordinate such outage or reduction as nearly as reasonably practicable on a Non Discriminatory Basis so as to minimize adverse impact on each Party’s respective operations (with the standard being the equitable allocation of such Utility Services between the Big West Refinery and the Refinery).

1.5 Permits.

(a) Subject to Section 3.5 of the Site Lease Agreement, Big West (i) shall maintain with respect to the Big West Refinery and shall use commercially reasonable efforts to maintain with respect to the Refinery, all Permits, including with respect to Environmental Law, reasonably necessary in connection with the ownership or operation thereof, and (ii) shall comply in all material respects with all conditions and requirements imposed by such Permits, including all sampling, testing and monitoring required by any Permit or Governmental Authority in connection with any Permit.

(b) Owner shall cooperate with Big West in obtaining and maintaining all necessary Permits, including signing, submitting and prosecuting all applications or submissions and taking every other action within Owner’s control required to enable Big West to perform its obligations under Section 1.5(a). Owner shall notify Big West promptly of any written notification of any investigation, proceeding or other action commenced by any Governmental Authority relating to any such Permit or Applicable Law. Owner shall promptly provide Big West with copies of any and all written notices, documents or other communications received from or sent to Owner and, at the reasonable request of Big West, any other information or document that is within Owner’s possession relating to such Permits or any obligations thereunder.

1.6 Consultations. (a) Big West and Owner agree to meet for the purpose of coordinating outages or involuntary reductions in the availability of the Common Facilities on a Non-Discriminatory Basis so as to minimize adverse impact on each Party’s respective operations (with the standard being the equitable allocation of such services between the Big West Refinery and the Refinery). Big West shall provide notice of any outages or reductions in availability of Common Facilities to Owner promptly after becoming aware of any such outage or reduction. Without limiting the foregoing, Big West and Owner shall consult as frequently as reasonably necessary regarding the scope of Services and particular circumstances that may require an adjustment to the scope of any Services. The Parties shall commit to keep each other timely informed about planned turnarounds, shutdowns, major technical projects, capital projects, significant operational events and other major events that are relevant to the safe and efficient operation of the Refinery and the performance of Owner’s obligations under the Related Agreements.

(b) At Owner’s request from time to time, Big West shall consult with Owner with respect to the performance of the Services and shall provide to Owner such information as may be reasonably requested by Owner regarding the performance of the Services. Big West and Owner agree that the Refinery will be operated to the maximum extent possible on an integrated basis with the Big West Refinery, but in any event in a manner that permits Owner to comply with its obligations under the Related Agreements.

(c) Big West shall deliver to Owner at least (i) twelve months advance written notice of any permanent planned shutdown of the Big West Refinery and (ii) nine months advance written notice of any planned reconfiguration of the Big West Refinery that is reasonably anticipated to result in the Refinery being shutdown for more than three months (excluding planned maintenance turnarounds). Big West represents to Owner that, as of the date of this Agreement, it is not considering a permanent shutdown of the Big West Refinery or any changes to the Big West Refinery that would have a material adverse effect on the operation of the Big West Refinery or the Refinery. Owner shall provide Big West with a copy of each Refining Agreement.

1.7 Additional Common Facilities Services and Utility Services. In the event that, subsequent to the date hereof, additional common facilities or services are required to operate the Refinery and the Big West Refinery that are not listed on the Schedule 3, Big West shall use commercially reasonable efforts to supply such additional facilities and services on mutually agreeable pricing and other terms to be determined on a basis similar to the pricing and other terms set forth in this Agreement, whereupon such facility or service shall be considered part of the Common Facilities Services and Utility Services, as applicable.

1.8 Relationship of the Parties. At all times during the performance of Services hereunder, all Persons performing such Services (including agents, temporary employees, independent third parties and consultants) shall be construed as being independent from the Owner, and such Persons shall not be considered or deemed to be an employee of Owner or its Affiliates nor entitled to any employee benefits of Owner or its Affiliates as a result of this Agreement. Notwithstanding anything to the contrary expressed or implied, this Agreement shall not constitute or create any agency, joint venture, partnership or other fiduciary relationship or any fiduciary duty or fiduciary obligation, all of the same being hereby expressly disclaimed and waived.

ARTICLE 2

AUTHORIZED PERSONS AND EMPLOYEES

2.1 Owner’s Authorized Persons. Owner hereby delegates full authority to Big West to take such actions as may be necessary or appropriate in Big West’s reasonable judgment for the performance of the Services, which delegation of authority shall include the right to further delegate such authority to others. If any of the Services are delegated to and performed by an Affiliate of Big West or an employee of Big West or an employee of any Affiliate of Big West, Section 4.1 shall apply thereto.

2.2 Owner Representative. For purposes of this Agreement, Big West shall be entitled to treat _____________ or such other person notified to it in writing from time to time by Owner as the authorized representative of Owner (the “Owner Representative”). All written notifications that are required to be given or submitted to Owner under this Agreement may be given or submitted to the Owner Representative. All actions of Owner under this Agreement may be taken by and through the Owner Representative, and when such action is taken by the

Owner Representative, then the Owner Representative shall be deemed to have the full power and authority to bind Owner under this Agreement.

2.3 Service Director.

(a) During the Term of this Agreement, Big West shall notify Owner of that employee of Big West who will serve as, and perform the functions of, the Service Director, and those functions to be performed by the Service Director shall constitute part of the Services. By notice to Owner, Big West may replace the employee then serving as the Service Director with another employee of Big West. Big West shall have the same appointment rights if the then current Service Director resigns or otherwise becomes incapable of carrying out the functions of the Service Director.

(b) The Service Director shall be responsible for overseeing and managing on a day to day basis the performance of the Services pursuant to this Agreement.

(c) The person from time to time appointed by Big West to carry out the functions of, and to serve as, the “services director” is herein referred to as the “Service Director”.

2.4 Big West Representative. For purposes of this Agreement, Big West shall designate, within 15 days after the date of this Agreement, a representative who shall be an employee of Big West (including any replacement pursuant to the following sentence, the “Big West Representative”). Any proposed replacement to the existing Big West Representative shall also be an employee of Big West. The Big West Representative shall be authorized and empowered to act for and on behalf of Big West in all matters concerning this Agreement and Big West’s obligations hereunder.

2.5 Big West Personnel.

(a) Big West shall provide or cause to be provided labor and professional, supervisory and managerial personnel required to perform the Services. Personnel shall be qualified to perform the duties to which they are assigned and shall meet the requirements of all Applicable Law, and Big West will use its commercially reasonable efforts to employ personnel to perform the Services hereunder who have experience levels consistent with Big West’s personnel employed at the Big West Refinery. The proportion of new trainees allotted to the Refinery shall be generally consistent with the proportion of new trainees allotted to other units at the Big West Refinery. All such personnel will be subject to oversight and supervision by Big West. All such personnel will remain employees of Big West, and nothing in this Agreement may be construed as creating an employer-employee relationship between Owner and any such personnel.

(b) Subject to Applicable Law and the terms of any collective bargaining agreement affecting the employees of Big West or (if applicable) its Affiliates in effect from time to time, if Owner has a reasonable and substantiated complaint with respect to the performance of any employee of Big West or any of its Affiliates, then Owner may give written notice to Big West identifying such employee and describing the complaint in reasonable detail, and Big West shall handle such complaint in accordance with applicable employment and human relations policies, practices and procedures in effect at such time.

(c) The working hours, rates of compensation and all other matters relating to the employment of employees of Big West or any of its Affiliates shall be determined solely by Big West or such Affiliates, and Big West shall have sole authority, control and responsibility with respect to labor matters in connection with the performance of Services and shall seek to maintain good relations with its employees at the Refinery. Big West or its Affiliates shall be responsible for paying the salaries and all benefits of their employees and meeting all Applicable Laws with respect to such employees.

ARTICLE 3

BUDGETS, AUDITS AND ACCOUNTING

3.1 Approved Annual Budgets.

(a) Owner and Big West acknowledge that they have agreed upon an Approved Annual Budget consistent with the Accounting Procedures for the period commencing on the date of this Agreement and ending January 31, 2008 (the “First Approved Annual Budget”).

(b) Big West shall prepare and deliver to Owner, no later than 45 days before the commencement of each Fiscal Year, a budget that reflects the estimated Expenditures (split between Operating Expenses and Capital Expenditures) to be incurred for the performance of the Services by Big West during such Fiscal Year. Each such budget shall be prepared on the same basis and using the same methodology as the First Approved Annual Budget. Such budgets shall be prepared in sufficient detail to satisfy the reasonable requirements of Owner and any Lender. However, at a minimum, such budgets shall include estimates of the labor expense and expenses incurred by employees of Big West or its Affiliates in performing the Services as well as an itemized list of estimated third Person expenses to be incurred in performing the Services, in each case consistent with the Accounting Procedures. If requested by Owner, Big West shall also prepare and deliver to Owner an explanation of any specific Expenditure. The Parties shall use good faith efforts to agree upon an Approved Annual Budget reasonably acceptable to Owner no later than 15 days prior to the commencement of the Fiscal Year for which such budget applies. Owner shall have the right to reasonably comment on and make objections to each annual budget proposed by Big West, to the extent such comments and objections are with respect to the failure to prepare such budget on the same basis and using the same methodology as the First Annual Approved Budget; provided that if Owner and Big West fail to agree on such budget, Big West’s budget shall provisionally constitute an Annual Approved Budget. If the Parties have not reached agreement on the annual budget within 30 days after Owner’s notice of objection thereto, then senior management representatives of the Parties shall engage in negotiations, and if the Parties have not reached agreement within 30 days after commencement of negotiations, either Party shall have the right to resolve such dispute in a court of law pursuant to this Agreement. If any such dispute is resolved in favor of Owner, Big West shall reimburse Owner the amount of Expenditures determined not to be chargeable to Big West, with interest as provided in Section 3.5. As to each Approved Annual Budget, no later than the 15th day preceding the commencement of the second, third and fourth quarterly periods covered by such Approved Annual Budget, Big West will provide to Owner adjustments to such Approved Annual Budget to reflect the estimated Expenditures to be incurred in the performance of the Services over the balance of the Fiscal Year covered by such Approved Annual Budget.

(c) It is acknowledged and agreed by the Parties that the annual budgeting process, the quarterly updates to such budgets, and the revisions of such budgets pursuant to this Article III to cover overages are for planning purposes, and if the actual Expenditures incurred by Big West in the performance of the Services exceed such budgeted Expenditures, Big West shall nevertheless be entitled to reimbursement of such actual Expenditures pursuant and subject to the terms of Article 5.

3.2 Unbudgeted Expenditures. Big West shall notify Owner as soon as practicable of any occurrences or other circumstances which Big West has reason to believe may (a) cause any line item in the most recently Approved Annual Budget (as updated pursuant to Section 3.1) to be exceeded by twenty percent (20%) or (b) cause the total amount of such Approved Annual Budget to be exceeded by twenty percent (20%) or more. If Big West determines that either clause (a) or (b) will likely occur, Big West shall in the notice advising Owner describe the circumstances thereof in writing in such detail as may reasonably be necessary to provide an informed understanding of the situation including a description of the category or categories of Expenditures involved, the reason for such projected overage, the necessary revisions to the Approved Annual Budget to cover such overage, and such further information as Owner may reasonably request. Owner shall have the right, acting reasonably, to comment on and make objections to such revisions; provided that if Owner and Big West fail to agree on such revisions, Big West’s revisions shall remain in place, subject to Owner’s right to resolve disputes in a court of law pursuant to this Agreement.

3.3 Accounting, Reimbursement and Fee.

(a) Big West shall keep a full and complete account of all Expenditures incurred by it in connection with the performance of the Services in the manner set forth in the Accounting Procedures, and shall otherwise keep a full and complete account of all accounts that Owner is required to maintain (except accounts required for Owner’s investors), or that are otherwise contemplated, under this Agreement.

(b) Big West shall be reimbursed by Owner for Expenditures incurred by Big West in the performance of the Services in accordance with the Accounting Procedures; provided, Owner shall not be required to reimburse Big West for (i) Expenditures arising out of claims for non payment of any and all contributions, withholding deductions or taxes measured by the wages, salaries or compensation paid to Persons employed by Big West or any of its Affiliates in connection herewith or (ii) Expenditures for which Big West is required to provide indemnification to Owner pursuant to Section 10.1.

3.4 Reports. Big West shall cause to be timely prepared and delivered to Owner such reports, forecasts, implementation plans, plans of action, studies and other information pertaining to the performance of the Services as Owner may reasonably request from time to time. The costs incurred by Big West in preparing and delivering such reports, forecasts, plans, studies and other information shall be included in the Expenditures to be reimbursed by Owner pursuant to Section 3.3(b).

3.5 Disputed Charges. Owner may, within the audit period referred to in Section 3.6, take written exception to any bill or statement rendered by Big West for any Expenditure or any part thereof on the ground that the same was not appropriate for reimbursement under the terms of Sections 3.3 and 5.1. Absent manifest error in calculations contained in an invoice (if there is manifest error, the Party shall correct such error and show such recalculation), a Party shall pay the amounts invoiced to it in full. A Party must pay timely and in full any disputed amount hereunder pending resolution of the dispute. Payment of any disputed amount shall not constitute approval thereof. If the amount as to which such written exception is taken or any part thereof is ultimately determined not to be appropriate for reimbursement under the terms of this Agreement, such amount or portion thereof (as the case may be) shall be refunded by Big West to Owner, together with interest thereon at a rate (which in no event shall be higher than the maximum rate permitted by Applicable Law) equal to the prime rate as published by the Wall Street Journal from time to time and in effect, during the period from the date of payment by Owner to the date of refund by Big West. If at any time during the Term of this Agreement (a) the Big West Refining Agreement has terminated and (b) the aggregate unpaid and overdue amount under invoices issued by Big West to Owner hereunder exceeds $500,000 (after taking into account the effect of the exercise of the set-off rights set forth in Section 12.12) (the “Suspension Threshold”) and has been outstanding for more than 60 days, then Big West shall have the right (following notice to Owner of at least 60 days (which may be given as soon as such amount is overdue)), to suspend the performance of all or any part of the Services until such time as payments made by Owner and (if applicable) the exercise of such set-off rights have reduced the aggregate unpaid amount of invoices below the Suspension Threshold.

3.6 Audit and Examination.

(a) Owner, after 20 Business Days’ prior written notice to Big West, shall have the right from time to time during normal business hours to audit or examine, at the expense of Owner, all books and records maintained by Big West, including support for costs charged by Big West’s contractors, relating to the performance of the Services. The right to conduct an audit or examination shall include the right to meet with Big West’s internal and independent auditors to discuss matters relevant to the audit or examination. As to each Semi-Annual Period (as defined in the Big West Refining Agreement) occurring during the Term of this Agreement, Owner shall have until 12 months after the end of such Semi-Annual Period in which to make an audit of Big West’s books and records for such Semi-Annual Period.

(b) Absent fraud or intentional concealment or misrepresentation by Big West, Big West shall neither be required nor permitted to adjust any Expenditure incurred by Big West during a Fiscal Year unless a claim therefor is presented or adjustment is initiated within six Months following the later of (i) the completion of the audit covering such Fiscal Year and (ii) the end of the Fiscal Year following the Fiscal Year under audit, and in the absence of such timely claims or adjustments, the books and records rendered by Big West shall be conclusively established as correct. If Owner has commenced an audit within the period referenced in Section 3.6(a) but has been unable to complete the audit within such period despite its good faith efforts to do so, then Owner may request a reasonable extension of time to complete the audit and such request will not be unreasonably denied by Big West.

ARTICLE 4

STANDARD OF CARE, NEGATIVE COVENANTS, CONFIDENTIAL INFORMATION

AND PROPRIETARY INVENTIONS

4.1 Standard of Care. In performing the Services, Big West shall at all times act in accordance with the following: (a) the requirements of this Agreement, (b) prudent operating and maintenance practices of the U.S. petroleum refining industry; (c) all Applicable Law including environmental standards in effect from time to time, and any other applicable rules and requirements of Governmental Authorities; and (d) good faith and reasonable commercial standards; provided, in no event shall Big West be obligated to comply with a requirement if such compliance would result in a breach by Big West of Applicable Law. In addition, the Services to be provided hereunder shall be performed generally in a good faith effort to be cost effective, and with the same general degree of care and at the same general degree of accuracy and responsiveness as when Big West performs services for itself at the Big West Refinery. NOTWITHSTANDING ANY CONTRARY PROVISIONS OF THIS AGREEMENT OR APPLICABLE LAW, EXCEPT IN THE CASE OF ACTUAL FRAUD, BIG WEST AND ITS AFFILIATES (AND THEIR RESPECTIVE OWNERS, EMPLOYEES, AGENTS AND CONTRACTORS) SHALL NOT HAVE ANY LIABILITY TO OWNER UNDER OR WITH RESPECT TO THIS AGREEMENT (WHETHER BASED ON CONTRACT, TORT, NEGLIGENCE (WHETHER SOLE OR CONCURRENT, STRICT LIABILITY OR OTHERWISE)) FOR LOSSES SUSTAINED OR LIABILITIES INCURRED EXCEPT PURSUANT TO SECTION 10.1.

4.2 Negative Covenants. Big West shall not, without the prior written consent of Owner, do or, to the extent the same is within its reasonable control and consistent with the other terms of this Agreement, permit to occur or to continue, any of the following:

(a) Commit Owner to, or enter into on behalf of Owner, any contract or agreement except in the ordinary course of operating the Refinery unless Big West is authorized to do so by Owner;

(b) Create or incur any lien, security interest or encumbrance upon the Refinery, including without limitation any mechanics or material men’s liens or similar encumbrances arising out of claims for work, labor or materials furnished to Big West in connection with the provision of Services hereunder;

(c) Purport to sell, lease, pledge, mortgage, assign, transfer or otherwise dispose of the Refinery or any of Owner’s other now owned or hereafter acquired assets, except for replaced parts and other assets that are taken out of service and are sold or otherwise disposed of in the ordinary course of operating the Refinery; or

(d) Commit Owner to be or to become directly or contingently responsible or liable for obligations of any other Person, by assumption, guarantee, endorsement or otherwise.

4.3 Proprietary Inventions and Techniques. Owner grants to Big West an irrevocable, royalty-free, non-exclusive and non-assignable license to use, during the Term of this Agreement, any proprietary inventions, processes and techniques of Owner which are necessary or useful in the operation of the Common Facilities. As a condition precedent to the effectiveness of such license to use, Big West hereby expressly agrees that it will utilize such proprietary inventions, processes and techniques solely in connection with the performance of its duties hereunder. Upon termination of this Agreement, such license shall terminate and Big West shall return to Owner whatever possessory interest Big West has in all inventions, processes or techniques that are proprietary to Owner.

ARTICLE 5

PAYMENT OF COSTS

5.1 Payments to Big West.

(a) Big West shall issue to Owner an invoice on or before the last day of each Month (the “Monthly Invoice”) reflecting Big West’s estimate of Owner’s allocable share of Expenditures (split between Operating Expenses and Capital Expenditures) reasonably expected to be incurred by Big West under this Agreement for the Month following the Month in which the Monthly Invoice is issued (the “Relevant Month”). As to each Monthly Invoice, Owner shall remit payment to Big West on or before the 15th day of the Relevant Month of such Monthly Invoice.

(b) All payments pursuant to this Section 5.1 shall exclude any costs or expenses for which Big West is required to indemnify Owner pursuant to Section 10.1.

(c) Monthly Invoices shall take into account any prior payments made by Owner that have not been used by Big West. Each Monthly Invoice from Big West to Owner shall include a reconciliation (split between Operating Expenses and Capital Expenditures) of the Monthly Invoice payment made by Owner for the full Relevant Month immediately preceding the issuance of the Monthly Invoice and Owner’s allocable share of the actual Expenditures incurred by Big West during such Relevant Month, and any amount owing by one Party to the other Party pursuant to such reconciliation shall adjust the amount otherwise payable on that Monthly Invoice.

5.2 Reimbursement for Emergencies.

(a) If Big West takes any action pursuant to an Emergency involving or related to the Common Facilities or the Refinery, Big West shall be entitled to reimbursement for Owner’s allocable share of all Expenditures reasonably incurred in taking such action (subject to Section 5.2(c)). Big West agrees to promptly notify Owner of any such Emergency, and to provide Owner with sufficient explanation and justification for any action taken in response thereto and the Expenditures incurred, or expected to be incurred, in connection therewith, any further action required, and such other details as may be required for reporting to any Governmental Authority. Owner shall reimburse Big West for Owner’s allocable share of Expenditures reasonably incurred under this Section 5.2 upon receipt of invoices, if applicable, sent by Big West in the ordinary course after the Expenditures have been incurred and Owner is notified thereof.

(b) Big West is hereby authorized to make immediate commitments or expenditures, without prior approval, as necessary to accomplish the following:

(i) prevent imminent escape of gas, liquids or hydrocarbons or vapors from the Common Facilities;

(ii) prevent imminent injury to any Person arising out of the operation of the Common Facilities;

(iii) prevent, curtail, minimize or otherwise mitigate imminent damage to the environment or the property of Owner, Big West or third parties arising out of the operation of the Common Facilities or the performance of the Services;

(iv) prevent imminent failure or unplanned shutdown of the Common Facilities or any Utility Service;

(v) restore the Common Facilities and any Utility Service to operating condition following an unplanned shutdown or failure; or

(vi) comply with emergency orders of any Governmental Authority arising out of the operation of the Common Facilities or the performance of the Services.

(c) Notwithstanding anything to the contrary, Big West shall not be entitled to reimbursement for Expenditures made in accordance with this Section 5.2 if the circumstance giving rise to the Expenditure resulted from Big West’s gross negligence or willful misconduct.

(d) If an Emergency or other situation requiring prompt action arises and Big West is not reasonably responding in a prompt fashion, Owner shall have the right to take such remedial action as it deems appropriate, at Owner’s cost, and Big West will reimburse Owner for Big West’s allocable share of the costs incurred by Owner in connection with such remedial action; provided, if the circumstance giving rise to such remedial action resulted from Big West’s gross negligence or willful misconduct, then the cost of such remedial action shall be borne and paid by Big West.

5.3 Administrative Fee. In addition to the reimbursement of costs, Owner will pay Big West an administrative fee (the “Administrative Fee”) of $100,000 per Fiscal Year, payable in equal quarterly installments, for the provision of the Services.

ARTICLE 6

TAXES

6.1 Embedded Tax Amounts. If any portion of any payment made by Owner hereunder is to reimburse Big West for any federal, state or local taxes or assessments, then Big West shall cause such taxes and assessments to be paid prior to delinquency.

6.2 Income Taxes. Notwithstanding anything to the contrary, Expenditures for which Big West is entitled to reimbursement pursuant to this Agreement shall not include taxes that are measured or based on Big West’s income or franchise taxes or similar taxes, and all such income, franchise and similar taxes shall be the responsibility of Big West.

ARTICLE 7

TERMINATION

7.1 Term. This Agreement shall commence as of the date of this Agreement and shall continue in effect until the 25th anniversary hereof (the “Initial Term”) or, if earlier, the date upon which this Agreement is terminated pursuant to Section 7.2. Beginning at least one year prior to the expiration of the Term, the Parties will negotiate in good faith using commercially reasonable efforts to reach agreement upon terms for the renewal of this Agreement (a “Renewal Term”; and the Initial Term together with any Renewal Term is the “Term” of this Agreement), along with the terms for renewal of the other Related Agreements. If the Parties have not reached agreement upon terms for the renewal of this Agreement and the other Related Agreements by the date that is six months prior to the expiration of this Agreement, then senior management representatives of the Parties (including at least one representative from each Party who has not previously been directly engaged in the prior renewal negotiations) shall engage in discussions regarding such renewal; provided, however, that neither Party shall be obligated to renew this Agreement.

7.2 Termination. The following provisions shall govern the termination of this Agreement. Any termination pursuant to this Section 7.2 shall be evidenced by a notice given by the Party effectuating such termination.

(a) Owner shall have the option to terminate this Agreement if:

(i) Big West defaults in the payment of any sum due to Owner under this Agreement and fails to make the required payment within 15 Business Days after written notice thereof by Owner to Big West; provided, Owner shall not have the right to terminate this Agreement with respect to nonpayment of any amount that is the subject of a dispute pursuant to this Agreement;

(ii) Big West materially defaults in the performance of its obligations under this Agreement (excluding the obligations covered by clause (i) preceding) and (1) such material default continues for a period of 30 days after notice thereof by Owner to Big West or (2) if the default is not reasonably susceptible of being cured within a 30 day period, Big West fails to commence the cure of said default within a 30 day period or thereafter fails to pursue the cure with commercially reasonable diligence;

(iii) Big West becomes subject to a Bankruptcy Proceeding; or

(iv) The Big West Refining Agreement terminates in accordance with the provisions of Section 16.2 thereof as a result of a default by the Big West Party thereunder.

(b) Big West shall have the option to terminate this Agreement if:

(i) Owner becomes subject to a Bankruptcy Proceeding;

(ii) The Big West Refining Agreement terminates in accordance with the provisions of Section 16.2 thereof as a result of a default by Owner thereunder;

(iii) The Big West Refining Agreement terminates as a result of a default by the Big West Party thereunder and the Big West Party pays all liquidated damages due the non-Big West Party pursuant to the terms of the Big West Refining Agreement;

(iv) Owner shuts down permanently the Refinery; or

(v) Owner has not operated the Refinery for a period of more than six consecutive months for any reason other than for (A) construction following a casualty loss, which construction is being performed in compliance with Section 7.4 of the Site Lease Agreement or (B) Force Majeure.

(c) This Agreement shall automatically terminate if the Site Lease Agreement terminates pursuant to Section 7.4 thereof.

7.3 Self Help. During any period that Big West (a) is unable pursuant to Article 11 or (b) has failed to perform any Service after receipt of notice from Owner regarding such failure, to perform any of the Services (the “Subject Services”), Owner shall have the right to perform or cause to be performed the Subject Services, and Big West shall take all actions reasonably necessary to facilitate such performance of the Subject Services.

7.4 General Obligations. As reasonably requested by Owner during the 180 day period following the termination of this Agreement, Big West shall provide Services pursuant to the terms of this Agreement (and for which Owner shall continue to advance or reimburse Expenditures and pay the Administrative Fee as set forth in Article 5) and otherwise reasonably cooperate with Owner, provided that Owner is not in payment default at any time during such period.

ARTICLE 8

ACCESS TO REFINERY

Big West, its agents and contractors and their respective employees shall at all times during their performance of the Services hereunder have full and free access to the Refinery as necessary to perform their obligations under this Agreement, and all such Persons shall comply with all safety and other procedures from time to time imposed by Owner or Big West in connection with any access to or work performed on or about the Refinery or the Big West Refinery. Owner shall reasonably cooperate with Big West in connection with Big West’s performance of its obligations under this Agreement, including (a) signing, submitting and prosecuting applications or submissions and taking such other action within Owner’s control required to enable Big West to perform its obligations under this Agreement including maintaining applicable Permits; (ii) granting Big West and its representatives and agents such access to the Refinery and information about historic, current and projected operations as may be needed by Big West in order to fulfill its obligations under this Agreement; and (iii) granting Big West and its representatives and agents the right to undertake all sampling, testing and monitoring required by any Permit or Governmental Authority in connection with any Permit. Owner shall notify Big West promptly of any written notification of any investigation, proceeding or other action commenced by any Governmental Authority relating to any Permit or any Applicable Law. Owner shall promptly provide Big West with copies of any and all written notices, documents or other communications received from or sent to Refinery or the Big West Refinery and, at the reasonable request of Big West, any other information or document that is within Owner’s possession relating to the Permits or any obligations thereunder.

ARTICLE 9

PAST DUE AMOUNTS

Any amounts owing to either Party under this Agreement which are not paid when due shall accrue interest at a rate equal to the lesser of (a) the prime rate for each day as published in The Wall Street Journal or (b) the maximum rate allowed by law.

ARTICLE 10

INDEMNIFICATION

10.1 By Big West. To the fullest extent permitted by Applicable Law, Big West shall protect, defend, indemnify, hold harmless and release Owner and its Affiliates and all of their officers, directors, employees and agents (the “Owner Indemnified Parties”) from and against all losses, claims, demands, damages, injuries, liabilities, suits, obligations to indemnify others, judgments or costs (including reasonable attorneys’ fees and other expenses incurred in the defense of any claim or lawsuit or in the enforcement of this indemnity obligation) (collectively, “Claims”) arising out of or resulting from (a) the gross negligence or willful misconduct of Big West, Big West’s Affiliates, or its and their directors, officers, employees, agents, contractors, subcontractors or consultants (the “Big West Group”) in the performance of the Services or (b) any (i) personal injury (including illness, bodily injury or death) of any member of the Big West Group or (ii) loss, damage to or destruction of or loss of use of the Big West Refinery or Big West Group furnished items or any other property owned or leased by Big West Group, whether or not caused by the fault or negligence or gross negligence, sole or concurrent, active or passive, of any Owner Indemnified Party or any other Person, and under any theory of recovery whatsoever. Notwithstanding the foregoing, Big West’s indemnity shall not apply to any part of a Claim satisfied by insurance maintained by or on behalf of Owner. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES ACKNOWLEDGE AND AGREE THAT THE FOREGOING INDEMNIFICATION AND RELEASE SHALL APPLY EVEN IF OWNER OR ANY OF THE OWNER INDEMNIFIED PARTIES ARE NEGLIGENT (WHETHER SOLE OR CONCURRENT) OR STRICTLY LIABLE.

10.2 By Owner. To the fullest extent permitted by Applicable Law, Owner shall protect, defend, indemnify, hold harmless and release each member of the Big West Group (“Big West Indemnified Parties”) from and against all Claims arising out of or resulting from (a) the gross negligence or willful misconduct of Owner, Owner’s Affiliates, or its or their directors, officers, employees, agents, contractors, subcontractors or consultants (the “Owner Group”) under this Agreement or (b) any (i) any personal injury (including illness, bodily injury or death) of any member of the Owner Group or (ii) loss, damage to or destruction or loss of use of the Refinery or any other property owned or leased by any member of the Owner Group, whether or not caused by the fault or negligence or gross negligence, sole or concurrent, active or passive, of any Big West Indemnified Party or any other Person, and under any theory of recovery whatsoever. Notwithstanding the foregoing, Owner’s indemnity shall not apply to any part of a Claim satisfied by insurance maintained by or on behalf of Big West. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES ACKNOWLEDGE AND AGREE THAT THE FOREGOING INDEMNIFICATION AND RELEASE SHALL APPLY EVEN IF BIG WEST OR ANY OF THE BIG WEST INDEMNIFIED PARTIES ARE NEGLIGENT (WHETHER SOLE OR CONCURRENT) OR STRICTLY LIABLE.

10.3 Procedures Relating to Indemnification. In order for a Party (the “Indemnified Party”) to be entitled to any indemnification from one of the other Parties pursuant to Section 10.1 or Section 10.2 (the “Indemnifying Party”) or as otherwise provided for under this Agreement with respect to a Third Party Claim, such Indemnified Party must notify the Indemnifying Party in writing of the Third Party Claim within 15 days after receipt by such Indemnified Party of such written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within five Business Days after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim. The Indemnifying Party will be entitled to participate in the defense of a Third Party Claim made against an Indemnified Party and, if it so chooses and admits liability under the indemnity, to assume the defense thereof with counsel selected by the Indemnifying Party; provided, with respect to any such assumption, such counsel is not reasonably objected to by the Indemnified Party and the Indemnifying Party notifies the Indemnified Party of its intention to assume such defense within 60 days of receipt of notice of a Third Party Claim. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim and for so long as the Indemnifying Party diligently pursues the defense of such claim, the Indemnifying Party will not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. If the Indemnifying Party elects to assume the defense of a Third Party Claim, the Indemnified Party (a) will cooperate in all reasonable respects with the Indemnifying Party in connection with such defense, (b) will not admit liability with respect to, or settle, compromise or discharge, any Third Party Claim without the Indemnifying Party’s prior written consent and (c) will agree to any settlement, compromise or discharge of a Third Party Claim which the Indemnifying Party may recommend and which by its terms obligates the Indemnifying Party to pay the full settlement amount of the liability in connection with such Third Party Claim which releases the Indemnified Party completely in connection with such Third Party Claim and which does not obligate the Indemnified Party to take or forbear to take any action, unless such action does not materially affect the Indemnified Party. In the event the

Indemnifying Party shall assume the defense of any Third Party Claim as provided above, the Indemnified Party shall be entitled to participate in (but not control) such defense with its own counsel at its own expense. If the Indemnifying Party does not so assume the defense of any such Third Party Claim, the Indemnified Party may defend and settle the same in such manner as it may deem appropriate.

ARTICLE 11

FORCE MAJEURE

11.1 Force Majeure Event. Subject to the following provisions of this Article 11, a Party shall not be in default hereunder or responsible for any loss or damage to the other Party resulting from any delay in performing or failure to perform any obligation of such Party under this Agreement (other than Owner’s failure or delay to make advances and payments for Services performed or to be performed) to the extent such failure or delay is caused by a Force Majeure Event. For clarification purposes, Owner shall not be obligated to make advances or payments for Services that are not performed as a result of a Force Majeure Event.

11.2 Force Majeure Notice. The Party whose ability to perform is affected by a Force Majeure Event must, as a condition to its right to suspend its obligations under Section 11.1, promptly give the other Party notice setting forth the particulars of the Force Majeure Event and, to the extent possible, the expected duration of the Force Majeure Event and the Services to be affected by the Force Majeure Event. Such notice shall also include a description of the steps taken and proposed to be taken to lessen and cure the Force Majeure Event. The cause of the Force Majeure Event shall so far as commercially reasonable be remedied with all reasonable dispatch, except that no Party shall be obligated to resolve any Labor Difficulties other than as it shall determine to be in its best interests.

ARTICLE 12

OTHER PROVISIONS

12.1 Assignment. Except as permitted pursuant to the Omnibus Agreement, neither Party may assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other Party and any purported assignment or transfer in violation hereof shall be null and void. This Agreement shall be binding upon, and inure the benefit of, permitted successors and assigns.

12.2 Notices. Any notices given under this Agreement shall be in writing and shall be given to the recipient at the applicable address specified below, unless such address is changed by written notice hereunder. Notice may be given in person or by U.S. mail (certified), any courier delivery service, by facsimile or by electronic mail. Any notice required or permitted hereunder shall be deemed given upon the earlier of (i) the day of actual receipt by the Party to whom notice is being given or (ii) the fourth day after being deposited postage prepaid in the U.S. mail as certified mail. Notice by facsimile or electronic mail shall be deemed to be given upon the completion of transmission to the receiving Party during regular business hours, or if sent after hours, then on the next succeeding Business Day.

Owner:

Big West Oil Operating, LP

_____________________________

_____________________________

_____________________________

Email:________________________

with a copy to:

_____________________________

_____________________________

_____________________________

Email:________________________

Big West:

Big West Oil, LLC

_____________________________

_____________________________

_____________________________

Email:________________________

with a copy to:

Big West Oil, LLC

1104 Country Hills Drive, 7th Floor

Ogden, Utah 84403

Attn: General Counsel

Email:_______________________

12.3 Severability. If any provision of this Agreement shall be finally determined to be unenforceable, illegal or unlawful, such provision shall, so long as the economic and legal substance of the transactions contemplated hereby is not affected in any materially adverse manner as to any Party, be deemed severed from this Agreement and the remainder of this Agreement shall remain in full force and effect.

12.4 Entire Agreement. This Agreement (including any schedules or exhibits hereto) and the Omnibus Agreement constitute the entire agreement between the Parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, oral and written, between the Parties with respect to the subject matter hereof and thereof.

12.5 No Modification. No amendments, additions to, alterations, modifications, or waivers of all or any part of this Agreement shall be of any effect, whether by course of dealing or otherwise, unless in writing and signed by Owner and Big West; provided, Owner may not, without the approval of the Conflicts Committee, agree to any amendment, addition, alteration, modification or waiver of this Agreement that, in the reasonable judgment of the GP, will adversely affect any holder of Common Units.

12.6 No Waiver. Failure of either Owner or Big West to require performance of any provision of this Agreement shall not affect either Party’s right to full performance thereof at any time thereafter, and the waiver by either Owner or Big West of a breach of any provision hereof shall not constitute a waiver of any similar breach in the future or of any other breach or nullify the effectiveness of such provision.

12.7 Safety Regulations. All employees of each Party when on the property of the other Party will conform to the rules, regulations and procedures concerning safety of such other Party. From time to time, each Party shall furnish the other Party with complete, accurate and current copies of all such rules, regulations and procedures.

12.8 Relationship of Parties. This Agreement does not create a partnership, joint venture, or relationship of trust or agency between the Parties.

12.9 Governing Law. THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, AND ALL MATTERS RELATING HERETO, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF UTAH APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED ENTIRELY WITHIN THE STATE OF UTAH, WITHOUT REFERENCE TO ITS PRINCIPLES OF CONFLICTS OF LAW. SUBJECT TO SECTION 15.10, EACH OF THE PARTIES HEREBY AGREES: (I) TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN SALT LAKE COUNTY, UTAH IN ANY ACTION OR PROCEEDING ARISING OUT OF RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, (II) THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT, (III) THAT SUCH PARTY WILL NOT BRING ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY OTHER COURT, AND (IV) THAT SUCH PARTY WAIVES ANY DEFENSE OF INCONVENIENT FORUM TO THE MAINTENANCE OF ANY SUCH ACTION OR PROCEEDING, AND WAIVES ANY BOND, SURETY OR OTHER SECURITY THAT MIGHT BE REQUIRED OF ANY OTHER PARTY WITH RESPECT TO ANY SUCH ACTION OR PROCEEDING.

12.10 Dispute Resolution. (a) The dispute resolution provisions set forth in this Section 12.10 shall be the final, binding and exclusive means to resolve all disputes, controversies or claims (each, a “dispute”) arising under the Agreement, and each Party irrevocably waives any right to any trial by jury with respect to any dispute arising under this Agreement; provided, however, that this Section 12.10 shall not limit either Party’s recourse to courts of competent jurisdiction for injunctive or equitable relief that may be necessary to protect the rights and property of such Party or maintain the status quo before or during the pendency of the process set forth in this Section 12.10.

(b) If a dispute arises, the following procedures shall be implemented:

(i) Any Party may at any time invoke the dispute resolution procedures set forth in this Section 12.10 as to any dispute by providing written notice of such action to the other Parties. The disputing Parties within five Business Days after such receipt of notice shall schedule a meeting between the Parties to be held in Ogden, Utah. The meeting shall occur within ten Business Days after notice of the meeting is delivered to the Parties. The meeting shall be attended by representatives of each Party having decision-making authority regarding the dispute as well as the dispute resolution process. The meeting shall also be attended by upper management level personnel of each of the Parties, which persons have not previously been directly engaged in asserting or responding to the dispute. Such persons shall attempt in a commercially reasonable manner to negotiate a resolution of the dispute, which negotiations may entail the involvement of and meetings attended by additional upper management level personnel senior to such persons. If such upper management level personnel shall not have negotiated a resolution to the dispute within 45 days of the initial notice of such dispute, then a meeting attended by the Chief Executive Officer with full decision-making authority of each ultimate parent company of each of the Parties (which in the case of Owner shall be the Chief Executive Officer of GP) shall occur and such persons shall attempt in a commercially reasonable manner to negotiate a resolution of the dispute before these procedures may be deemed to have been exhausted. If such persons succeed in negotiating a resolution of the dispute, the Parties shall be directed (in as comprehensive detail as reasonably practicable) to take the actions necessary to carry out such resolution. Each Party shall have a commercially reasonable time in which to take the actions required of it, and such period shall automatically be extended if such Party has in good faith and diligently commenced and continued with its actions (a “Cure Period”).

(ii) Notwithstanding the existence of any dispute or the pendency of any procedures pursuant to this Section 12.10, and subject to Section 12.12, the Parties agree and undertake that all payments not in dispute shall continue to be made and that all obligations not in dispute shall continue to be performed.

(iii) If a dispute is not resolved pursuant to subsection (b)(i) within 90 days after notice invoking the dispute or if following the Cure Period, a Party believes in good faith that a dispute still exists, the representatives of the Parties shall engage in mediation (or such other technique of alternative dispute resolution as the Parties may then agree upon), and a specific timetable and completion date for its implementation shall also be agreed upon. If the completion date therefor shall occur without the Parties having resolved the dispute, then the Parties shall proceed under subsection (b)(iv).

(iv) If, after satisfying the requirements above, the dispute is not resolved, then such dispute shall be resolved by any state or federal court sitting in Salt Lake County, Utah. Each Party acknowledges and agrees that any controversy that may arise under this Agreement is likely to involve complicated and difficult issues, and therefore irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement. Each Party acknowledges and agrees that it understand and has considered the implications of such waiver and it makes such waiver voluntarily and that it has been induces to enter into this Agreement by, among other things, the mutual waivers in this Section 12.10.

12.11 Waiver of Consequential Damages. NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY EVER BE LIABLE TO THE OTHER PARTY WITH RESPECT TO ANY CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT FOR ANY LOST OR PROSPECTIVE PROFITS OR ANY OTHER SPECIAL, CONSEQUENTIAL, INCIDENTAL, OR INDIRECT LOSSES OR DAMAGES FROM ITS PERFORMANCE UNDER THIS AGREEMENT OR FOR ANY FAILURE OF PERFORMANCE HEREUNDER OR RELATED HERETO, WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE.

12.12 Set Off. Each Party has the right to set off against any amounts due to the other Party hereunder any and all amounts that the other Party owes to the first Party under this Agreement, the Related Agreements or the Omnibus Agreement.

[signatures on following page]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

BIG WEST OIL OPERATING, LP

By:
Name:
Title:

BIG WEST OIL, LLC

By:
Name:
Title:

[Signature Page to Shared Services Agreement]

ATTACHMENT I

DEFINITIONS/INTERPRETATION

1.0 Definitions. The following definitions apply for the purposes of this Agreement:

Accounting Procedures means the terms and provisions set forth in Schedule 6.

Administrative Fee shall have the meaning set forth in Section 5.4.

Affiliate means (i) with respect to Big West, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, Big West, excluding GP and any other Person that directly or indirectly through one or more intermediaries is controlled by GP; and (ii) with respect to Owner, GP and any other Person that directly or indirectly through one or more intermediaries is controlled by GP. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

Applicable Law means all statutes, regulations, rules, ordinances, codes, licenses, permits, orders and approvals of each Governmental Authority having jurisdiction over the Parties, including Environmental Laws, all health, building, fire, safety and other codes, ordinances and requirements and all applicable standards of the National Board of Fire Underwriters, in each case, as amended, and any judicial or administrative interpretation thereof, including any judicial order, consent, decree or judgment; in each case, as applicable to Owner, Big West, the Refinery or the Big West Refinery.

Agreement means this Shared Services Agreement, as the same may be amended.

Approved Annual Budget shall mean the budget so labeled and already approved by Owner and Big West for the period commencing on the date of this Agreement and ending January 31, 2008 and the budget for any applicable succeeding Fiscal Year proposed by Big West, subject to Section 3.1(b).

Bankruptcy Proceeding means with respect to a Party or entity, such Party or entity (i) is dissolved (other than pursuant to a consolidation, amalgamation or merger); (ii) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due; (iii) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (iv) institutes a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights; (v) has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding up or liquidation, and any such proceeding or petition is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter; (vi) has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger); (vii) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially

Attachment I – Page 1

all its assets; (viii) has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced, or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter; (ix) causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (i) to (viii) (inclusive); or (x) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

Big West shall have the meaning set out in the first paragraph.

Big West Group shall have the meaning set out in Section 10.1.

Big West Indemnified Parties shall have the meaning set forth in Section 10.2.

Big West Party means as to each Related Agreement, Big West Oil, LLC or its Affiliate that is a party to such agreement and the successors and assignees to Big West or such Affiliate under such agreement as permitted by the terms of such agreement.

Big West Refinery means the crude unit, tanks, terminals, pipes, land and other assets and properties surrounding the Refinery and owned by Big West or an Affiliate of Big West, the same being more particularly described or depicted on Schedule 4.

Big West Refining Agreement means that certain Catalytic Cracking and Alkylation Refining Agreement between Big West Oil Operating, LP and Big West Oil, LLC, dated of even date herewith, as the same may be amended.

Big West Representative shall have the meaning set forth in Section 2.4.

Business Day means any day other than a Saturday, a Sunday, or a holiday on which national banking associations in the State of Utah are closed.

Capital Expenditures means all Expenditures that are capitalized by Big West in accordance with GAAP and Big West’s accounting capitalization procedures, in each case as consistently applied and as in effect from time to time.

Claims shall have the meaning set forth in Section 10.1.

Code means the Internal Revenue Code of 1986, as amended.

Common Facilities means the facilities described on Schedule 2.

Common Facilities Services means those services described in Section 1.2 and Schedule 3.

Common Units shall have the meaning ascribed to such term in the Omnibus Agreement.

Attachment I – Page 2

Conflicts Committee shall have the meaning ascribed to such term in the Omnibus Agreement.

Cure Period shall have the meaning set out in Section 12.10(b)(i).

dispute shall have the meaning set out in Section 12.10(a).

Emergency means the events described in Section 5.2(b).

Environmental Law or Environmental Laws means any and all Applicable Laws pertaining to pollution, protection of human health or the environment, or workplace health and safety, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; and all similar Applicable Laws of any Governmental Authority having jurisdiction over the Refinery or the Big West Refinery or their respective operations, and all amendments to such Applicable Laws and all regulations implementing any of the foregoing.

Expenditure means a cost, expense or expenditure.

Fiscal Year means each 12 month period beginning on the first day of February of a year and ending on January 31 of the following year; provided, the first Fiscal Year hereunder shall begin on the date of this Agreement and shall end at the beginning of the first day of the following Fiscal Year; and further provided, the last Fiscal Year shall end at the expiration or termination of this Agreement.

First Approved Annual Budget shall have the meaning set forth in Section 3.1(a).

Force Majeure Event means the following events, conditions and circumstances, and all similar events, conditions and circumstances of the kind enumerated herein, for which a Party is rendered, wholly or substantially, unable to perform its obligations hereunder, except in each case, (i) to the extent any of the following is within the reasonable control of, could be sufficiently alleviated by the reasonable efforts of, or is caused by the gross negligence, breach or default of, the Party claiming the Force Majeure, and provided that, the Party claiming the Force Majeure takes all reasonable efforts to mitigate the effects of the Force Majeure and (ii) that changes in costs of goods and services (including amounts payable under the Related Agreements), changes in costs of regulatory or other compliance with Applicable Law, and the lack of finances do not constitute Force Majeure:

(a) any act of God or the public enemy, fire, explosion, perils of the sea, flood, unusually bad weather, drought, war, terrorism, national emergency, riot, sabotage or embargo, and any interruption of or delay in transportation, electrical or other utility

Attachment I – Page 3

shortage or blackout, or any inadequacy or shortage or failure or breakdown of supply of raw materials or equipment or mechanical breakdown or other production shutdown;

(b) any Labor Difficulties from whatever cause arising and whether or not the demands of the employees involved are within the power of the claiming Party to concede, including Labor Difficulties affecting transportation facilities, raw material supplies or services to the Big West Refinery or Refinery, which shall constitute events of Force Majeure to the extent that such Labor Difficulties affect a Party’s ability to perform its obligations hereunder; or

(c) compliance with any order, action, direction or request of any Governmental Authority or with any Applicable Law not brought about by any action or omission on the part of the Party claiming the Force Majeure.

GAAP means United States generally accepted accounting principles as in effect from time to time.

Governmental Authority means any governmental authority, agency, department, commission, bureau, board, instrumentality, court or quasi-governmental authority of any foreign nation, the United States, or any other state that has or obtains jurisdiction over the matter in question, or any political subdivision thereof.

GP means the general partner of the MLP.

Indemnified Party shall have the meaning set forth in Section 10.3.

Indemnifying Party shall have the meaning set forth in Section 10.3.

Initial Term shall have the meaning set forth in Section 7.1.

Labor Difficulties means strikes and lockouts, both legal and illegal, and other forms of organized actions, howsoever called, by labor or other personnel to stop or significantly reduce or slow down work or production or to withdraw or withhold labor or services.

Lender means any Person providing financing with respect to the Refinery.

Master Services Agreement means the Master Services Agreement between Big West Oil, LLC and Big West Oil Operating, LP, dated of even date herewith, as the same may be amended.

MLP means Big West Oil Partners, LP.

Month means calendar month.

Monthly Invoice shall have the meaning set forth in Section 5.1.

Attachment I – Page 4

Non-Discriminatory Basis means performing any Service or taking any other action without a preference or bias which unduly favors the Big West Refinery or any part or operation thereof over the Refinery or any part or operation thereof or vice versa.

Omnibus Agreement means the Omnibus Agreement between Flying J Inc., Big West Oil, LLC, Big West GP, LLC, Big West Oil Partners, LP, Big West Operating GP, LLC, and Big West Oil Operating, LP, dated of even date herewith, as the same may be amended.

Operating Expenses means all Expenditures that are treated as operating expenses by Big West in accordance with GAAP and Big West’s accounting procedures, in each case as consistently applied and as in effect from time to time.

Owner shall have the meaning set forth in the first paragraph.

Owner Group shall have the meaning set forth in Section 10.2.

Owner Indemnified Parties shall have the meaning set forth in Section 10.1.

Owner Representative shall have the meaning set forth in Section 2.2.

Party or Parties means any of the entities named in the first paragraph to this Agreement and any respective successors or assigns in accordance with the provisions of this Agreement.

Permit means all permits, licenses, franchises, authorities, consents, and approvals, as necessary under Applicable Laws, including Environmental Laws, for operating the Refinery.

Person means any natural person, corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, joint stock company, government or any agency or political subdivision thereof or any other entity.

Refinery means the units, equipment and facilities described on Schedule I.

Refining Agreements mean (a) the Big West Refining Agreement and (b) any other agreement between Owner and any Person whereby Owner agrees to process through the Refinery suitable feedstocks supplied by such Person.

Related Agreements means the Big West Refining Agreement, the Master Services Agreement, this Agreement and the Site Lease Agreement.

Relevant Month shall have the meaning set forth in Section 5.1(a).

Renewal Term shall have the meaning set forth in Section 7.1.

Service Director shall have the meaning set forth in Section 2.3.

Services means the Common Facilities Services, the Shared Services and the Utility Services.

Shared Services shall have the meaning set forth in Section 1.3.

Attachment I – Page 5

Site Lease Agreement means the Site Lease Agreement between Big West Oil, LLC and Big West Oil Operating, LP dated of even date herewith, as the same may be amended.

Subject Services shall have the meaning set forth in Section 7.3.

Term shall have the meaning set forth in Section 7.1.

Third Party Claim means a Claim asserted by a Person other than an Owner Indemnified Party or Big West Indemnified Party.

Utility Services has the meaning set forth in Section 1.2(d).

2.0 Interpretation. Unless the context requires otherwise: (a) the gender (or lack of gender) of all words used in this Agreement includes the masculine, feminine, and neuter; (b) references to Articles, Sections and Schedules refer to Articles, and Sections of, and Schedules attached to, this Agreement; (c) references to agreements refer to such agreements as amended from time to time; (d) references to Laws refer to such Laws as they may be amended from time to time, and references to particular provisions of a Law include any corresponding provisions of any succeeding Law; (e) references to money refer to legal currency of the United States of America; and (f) the terms “includes” and “including” means “including without limitation”.

Attachment I – Page 6

SCHEDULE 1

REFINERY

Schedule 1 – Page 1

SCHEDULE 2

COMMON FACILITIES

Motor control center

Central control room

Boiler house

Railroad siding

Office & office equipment

Common walkways

Chemical storage

Maintenance shop

Fire house

Sprinkler system

Flare system

Laboratory

Schedule 2 – Page 1

SCHEDULE 3

COMMON FACILITIES SERVICES

Plant Services

•	Maintenance – direct labor and direct supervision for routine maintenance and construction

•	Warehouse – routine supplies and critical spare parts

•	Laboratory

•	Plant safety –includes safety training and maintaining safety equipment

•	Site Security – includes manning front gate (contract)

•	Emergency Response – includes fire brigade, rescue and hazmat teams

•	Railroad Services – direct labor and direct supervision

•	Wastewater Treatment – includes sewer system

•	Flare Services

Technical Services

•	Direct Process Engineering

•	Process Safety Management (PSM)

•	Environmental

•	Process Control

•	Project Engineering

•	IT

Other Services

•

Buildings and Grounds – HVAC, janitorial, lawn care, weed control, trash, sprinkler system, roads, fencing, lighting. Buildings and Grounds include Maintenance Shop, Warehouse and associated storage buildings, Central Control Room, Main Office, Security Building, Fire House, Motor Control Centers, Boilerhouse, Chemical Storage, Flare System

•	Misc. – phones, faxes, copiers, printers, mail services, office supplies

Schedule 3 – Page 1

SCHEDULE 4

BIG WEST REFINERY

Schedule 4 – Page 1

SCHEDULE 5

UTILITY SERVICES

•	Electric Power

•	Natural Gas – for purges

•	Fuel Gas – net producer [However, H2S must be removed in Amine/SRU Unit]

•	Boiler Feed Water

•	Steam – Net producer

•	Cooling water

•	Potable water

•	Instrument/Utility air

Schedule 5 – Page 1

SCHEDULE 6

ACCOUNTING PROCEDURES

1.0	Statements and Billings. Big West shall bill Owner in accordance with Section 5.1(a) of this Agreement. If requested by Owner, Big West will promptly provide reasonably sufficient support for the Expenditures anticipated to be incurred for the following Month. Bills will be summarized by appropriate classifications indicative of the nature thereof and will be accompanied by such detail and supporting documentation as Owner may reasonably request.

2.0	Records. Big West shall maintain accurate books and records covering all of Big West’s performance of the Services.

3.0	Purchase of Materials. All material, equipment and supplies used or consumed at the Refinery will be owned by Owner and purchased or furnished for its account. So far as is reasonably practical and consistent with efficient, safe and economical operation as determined by Big West, only such material shall be obtained for the Refinery as may be required for immediate or near-term use, and the accumulation of surplus stock shall be avoided. To the extent reasonably possible, Big West shall take advantage of discounts available by early payments and pass such benefits (or an allocable portion thereof) on to Owner.

4.0	Accounting Principles.

(a)	Big West is part of an affiliated group of companies (the “Affiliated Group”) that as of the date of this Agreement are engaged in exploration and production of oil and gas; refining, transportation and marketing of petroleum products; and the provision of financial, insurance and technology products and services. Accounting, purchasing, and risk management (among other functions and services) as of the date of this Agreement are managed or provided by Big West or one of its Affiliates to the Affiliated Group. The costs and expenses incurred by Big West or such Affiliate in managing or providing such functions and services are accrued on the books and records of Big West in accordance with GAAP and are allocated (where applicable) among the members of the Affiliated Group in accordance with GAAP (the “Accounting Principles”).

(b)	For purposes of this Schedule, Expenditures shall be classified as either “Refinery Only Expenditures” or “Other Expenditures”:

(i)	“Refinery Only Expenditures” shall be comprised of the Expenditures (Operating Expenses and Capital Expenditures) which are incurred solely in respect of the Refinery, Owner or Owner’s business. Refinery Only Expenditures shall include (without limitation) Taxes imposed on the Refinery or the operation thereof, the cost of employees, labor, materials, equipment, supplies, replacement parts, license and Permit fees and fees of accountants and other professionals, in case incurred solely in respect of the Refinery, Owner or Owner’s business.

Schedule 6 – Page 1

(ii)	“Other Expenditures” shall include all Expenditures (Operating and Capital Expenditures) other than Refinery Only Expenditures.

(c)	Big West shall apply the Accounting Principles in determining the Expenditures and in allocating the Other Expenditures among Owner and Big West or the other applicable members of the Affiliated Group. The Accounting Principles shall provide a mechanism for validating an Expenditure and all allocations of an Expenditure. If Owner believes that the determination or allocation of any Expenditure is inconsistent with the Accounting Principles, then Owner shall notify Big West in writing of the specific manner in which Owner regards such determination or allocation to be deficient or objectionable. Big West shall either correct or change such determination or allocation in accordance with Owner’s notice, or, if Big West disagrees with Owner’s notice, disputes shall be resolved in accordance with Section 12.10 of this Agreement. Owner’s auditors and the Audit Committee of the GP may make reasonable suggestions on accounting relating to this Agreement, then the Big West will reasonably cooperate with Owner in addressing such changes; provided, the implementation of such suggestions shall be subject to the mutual agreement of Owner and Big West.

(d)	There shall be no duplication of charges for the same Expenditure. Likewise, no duplication of an Expenditure that has been charged to Owner under any other agreement between the Parties may occur.

Schedule 6 – Page 2